Exhibit 5.1

1420 PEACHTREE STREET, N.E. • SUITE 800 • ATLANTA, GEORGIA 30309.3053

TELEPHONE: +1.404.521.3939 • FACSIMILE: +1.404.581.8330

November 26, 2018

Mercantil Bank Holding Corporation

220 Alhambra Circle

Coral Gables, Florida 33134

Re:	Registration Statement on Form S-1 Filed by Mercantil Bank Holding Corporation

Ladies and Gentlemen:

We are acting as counsel for Mercantil Bank Holding Corporation, a Florida corporation (the “Company”), in connection with the initial public offering and sale of shares of class A common stock, par value $0.10 per share, of the Company (the “Common Stock”) having a maximum offering price of $225,000,000, consisting of (i) shares of Common Stock to be sold by the Company (the “Primary Shares”) and (ii) shares of Common Stock (the “Secondary Shares” and together with the Primary Shares, the “Shares”) to be sold by the selling shareholder (the “Selling Shareholder”) named in the Registration Statement (as defined below), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), proposed to be entered into by and among the Company, the Selling Shareholder, and Raymond James & Associates, acting as the representative of the several underwriters to be named in Schedule A to the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement on Form S-1, as amended (File No. 333-227744 (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Primary Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Secondary Shares are validly issued, fully paid and nonassessable.

In rendering the opinion expressed in paragraph 1 above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Primary Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Primary Shares are issued and delivered by the Company.

Mercantil Bank Holding Corporation

November 26, 2018

The opinions expressed herein are limited to the laws of the State of Florida, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day